Exhibit 99.1

GameStop Appoints Shane Kim to Board of Directors

Grapevine, TX (July 12, 2011)—GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today announced the appointment of Shane Kim to its board of directors.

Kim brings to the GameStop board nearly twenty years of experience in the constantly evolving video game industry. The majority of his career has been spent at Microsoft, where he held a variety of key roles, including spending the last fifteen years with its Interactive Entertainment Business (IEB) division.  His various responsibilities included driving strategic planning for IEB and leading Microsoft Games Studios as a corporate vice president. While at Microsoft, Kim led the delivery of some of the industry’s most renowned franchises including Halo, Gears of War, Fable and Forza Motorsport as well as the innovative Xbox LIVE technology.

Since retiring in 2010, he has actively advised several technology and digital media companies.

“We are very excited to have Shane join our Board,” said Dan DeMatteo, executive chairman of GameStop. “His broad video game knowledge and business experience will bring valuable insight in supporting the advancement of GameStop’s digital strategy.”

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,573 company-operated stores in 17 countries worldwide and online at www.GameStop.com.  Our network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and Impulse, Inc., a digital distribution platform available at www.impulsedriven.com.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Contact:

Matt Hodges

Divisional Vice President

Public and Investor Relations

GameStop

(817) 424-2130